State of Delaware
Secretary of State
Division of Corporations
Delivered 01:49 PM 02/24/2010
FILED 01:49 PM 02/24/2010
SRV 100198233 – 4792513 FILE

STATE of DELAWARWE

CERTIFICATE of INCORPOREATION

A STOCK CORPORATION

First:  The name of this Corporation is DE Acquisition 5, Inc.

Second:  Its registered office in the State of Delaware is to be located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Zip Code 19904.  The registered agent in charge thereof is National Registered Agents, Inc.

Third:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:  The amount of the total stock of this corporation is authorized to issue is 500,000,000 common shares with a par value of $.0001 per share, and 20,000,000 preferred shares with a par value of $.0001 per share (number of authorized shares).

Fifth:  The name and mailing address of the incorporator are as follows:

Name:

Ruth Shepley

Mailing Address:

6046 FM 2920, Suite 619

Spring, Texas

Zip Code:

77379

I, The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 24th day of February, 2010.

BY:

/s/   Ruth Shepley

                            (Incorporator)

NAME:	Ruth Shepley

                            (type or print)